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                                                                    EXHIBIT 99.1
For More Information Contact:

         Connie Graybeal
         Credence Systems Corporation
         (510) 623-4774 or (510) 623-2524
         E-mail: connie_graybeal@credence.com


         CREDENCE SYSTEMS CORPORATION FILES REGISTRATION STATEMENT FOR
                             COMMON STOCK OFFERING

         FREMONT, Calif., January 27, 2000 - Credence Systems Corporation (Nasdaq National Market: CMOS) announced today that it has filed a registration statement with the Securities and Exchange Commission for a proposed offering of 2,000,000 primary shares of its common stock. The offering will be underwritten by Salomon Smith Barney Inc., Credit Suisse First Boston Corporation and SG Cowen Securities Corporation.

         The Company has granted the underwriters an option to purchase up to an additional 300,000 shares, to cover the underwriters' over-allotments, if any.

         The net proceeds to the Company will be used for working capital and general corporate purposes. In addition, a portion of the net proceeds may also be used to acquire complementary assets, technologies and businesses.

         A copy of the preliminary prospectus may be obtained when available from Salomon Smith Barney Inc., Syndicate Department, 390 Greenwich Street, 3rd Floor, New York, NY 10013, Credit Suisse First Boston Corporation, Eleven Madison Avenue, New York, NY 10010 or SG Cowen Securities Corporation, Prospectus Department, 1 Financial Square, New York, NY 10005.

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         Credence Systems Corporation is a leader in the manufacture of automatic test equipment (ATE) for the worldwide semiconductor industry. Credence offers a wide range of products with test capabilities for digital, mixed-signal, and memory semiconductors. Utilizing its patented CMOS technologies, Credence products are designed to meet the strict time-to-market and cost-of-ownership requirements of its customers.

         Headquartered in Fremont, California, the Company maintains advanced production and design facilities in Hillsboro, Oregon. Credence, an ISO 9001 certified manufacturer, is listed on the Nasdaq National Market under the symbol CMOS.

Credence and Credence Systems are trademarks of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.